UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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LAKE SHORE BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2007

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Lake Shore Bancorp, Inc., which will be held on May 23, 2007 in The Bayside Ballroom of the Clarion Hotel, 30 Lake Shore Drive East, Dunkirk, New York 14048 at 8:30 a.m., Eastern Time.

Shareholders are being asked to elect directors and to consider and vote upon proposals to approve certain amendments to our 2006 Stock Option Plan and 2006 Recognition and Retention Plan. The Board of Directors has carefully considered these proposed amendments and believes that their approval will enhance our ability to recruit and retain quality directors, management and employees. Accordingly, your Board of Directors unanimously recommends that you vote FOR each of the nominees for director and FOR both of the proposals to approve amendments to the stock option and recognition and retention plan.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement further describe the business to be transacted at the annual meeting. In addition to the formal items of business, management will report on the operations and activities of Lake Shore Bancorp, and you will have an opportunity to ask questions.

Whether or not you are able to attend the meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope as promptly as possible. Please vote as soon as possible — this will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting, but will ensure that your vote is counted if you are unable to attend.

Your Board of Directors and the employees of Lake Shore Bancorp are committed to its continued success and the enhancement of your investment. As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Sincerely yours,

David C. Mancuso
President and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (716) 366-4070.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 23, 2007

Time:	8:30 a.m., Eastern Time

Place:	The Bayside Ballroom of the Clarion Hotel
30 Lake Shore Drive, East
Dunkirk, New York 14048

At the annual meeting, we will ask you to:

1.

Elect three directors to serve for one-year terms to expire at the 2008 annual meeting of shareholders, three directors to serve for two-year terms to expire at the 2009 annual meeting of shareholders and two directors to serve for three-year terms to expire at the 2010 annual meeting of shareholders. Upon the recommendation of the Nominating and Corporate Governance Committee, the following eight directors have been nominated by our Board of Directors:

• Sharon E. Brautigam (2010)	• Michael E. Brunecz (2010)
• James P. Foley, DDS (2008)	• David C. Mancuso (2009)
• Thomas E. Reed (2008)	• Daniel P. Reininga (2008)
• Gary W. Winger (2009)	• Nancy L. Yocum (2009)

2.

Amend the Lake Shore Bancorp, Inc. 2006 Stock Option Plan by implementing Article IX, which would allow for the accelerated vesting of options upon retirement, provide for discretion to establish vesting schedules and eliminate certain plan limits.

3.

Amend the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan by implementing Article X, which would allow for the accelerated vesting of awards upon retirement, provide for discretion to establish vesting schedules and eliminate certain plan limits.

4.	Transact such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

The Board of Directors has fixed March 28, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Beverley J. Mulkin
Secretary

Dunkirk, New York

April 18, 2007

LAKE SHORE BANCORP, INC.

125 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070

PROXY STATEMENT FOR THE

2007 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 23, 2007

INFORMATION ABOUT THE ANNUAL MEETING

General

The Board of Directors of Lake Shore Bancorp, Inc. (“Lake Shore Bancorp,” we,” us” or “our”) is using this proxy statement and accompanying proxy card to solicit proxies from the holders of Lake Shore Bancorp’s issued and outstanding common stock, par value $.01 per share, as of the close of business on March 28, 2007, for use at the upcoming 2007 annual meeting of shareholders and at any adjournment or postponement thereof. The annual meeting will be held on May 23, 2007 in The Bayside Ballroom at the Clarion Hotel, 30 Lake Shore Drive East, Dunkirk, New York 14048 at 8:30 a.m., Eastern Time. This proxy statement, together with the enclosed proxy card, is first being mailed to shareholders on or about April 18, 2007.

Lake Shore Bancorp, a federally-chartered mid-tier stock holding company, was formed in April 2006 in connection with the reorganization of Lake Shore Savings and Loan Association into the federal mutual holding company form of organization. In connection with the reorganization, Lake Shore Savings and Loan Association changed its name to Lake Shore Savings Bank (“Lake Shore Savings”). We own all of the outstanding common stock of Lake Shore Savings and direct, plan and coordinate Lake Shore Savings’ business activities. We sold 2,975,625 shares, or 45%, of our common stock to the public as part of the reorganization. The remaining 3,636,875 shares, or 55%, were issued to Lake Shore, MHC, a federal mutual holding company. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

As more fully described later in this proxy statement, at the annual meeting we will ask you to elect directors and approve amendments to the Lake Shore Bancorp, Inc. 2006 Stock Option Plan (the “Stock Option Plan”) and the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan (the “Recognition and Retention Plan”).

Who Can Vote

Our Board of Directors has fixed the close of business on March 28, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of our common stock at the close of business on such date will be entitled to vote at the annual meeting. On March 28, 2007, there were 6,612,500 shares of our common stock issued and outstanding. 3,636,875 of those shares, or 55% of our outstanding shares, are owned by Lake Shore, MHC.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the annual meeting, a quorum will exist. Because Lake Shore, MHC owns greater than a majority of our outstanding shares of common stock, representation of Lake Shore MHC at the annual meeting will constitute a quorum. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the annual meeting.

How Many Votes You Have

Each holder of shares of common stock outstanding on March 28, 2007 will be entitled to one vote for each share held of record at the annual meeting. The number of shares you own and may vote is listed at the top of the back of the proxy card.

How To Vote

You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which we will provide to you at the annual meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. All properly executed proxies we receive will be voted in accordance with the instructions marked on the proxy card. If you return an executed proxy card without marking your instructions, your executed proxy will be voted FOR the proposals identified in the Notice of Annual meeting.

If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the annual meeting.

If any other matter is presented at the annual meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of our Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the annual meeting, other than those listed in the Notice of Annual Meeting.

Vote by Lake Shore, MHC

Lake Shore, MHC owns 55% of the outstanding shares of our common stock. Those shares will be voted in accordance with the instructions of Lake Shore MHC’s Board of Directors. Lake Shore, MHC is expected to vote FOR the election of each of the nominees for director. Lake Shore, MHC is not entitled to vote on the proposals to amend the Stock Option Plan and the Recognition and Retention Plan.

Vote Required

Proposal 1: Election of Directors

The nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors. Because Lake Shore, MHC owns more than 50% of our outstanding shares, we expect that Lake Shore, MHC will control the outcome of the vote on this proposal.

Proposals 2 and 3: Amendments to add Article IX to the Stock Option Plan and Article X to the Recognition and Retention Plan

Approval of Proposal 2 and Proposal 3 requires the affirmative vote of a majority of the outstanding shares of our common stock that is not held by Lake Shore, MHC. Under this standard, if you “abstain” from voting, it has the same effect as if you voted “against” these proposals.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker generally may vote your shares on routine matters even if the broker does not receive instructions from you. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Typically, the election of directors is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the election of directors. Approvals of the proposed amendments to the Stock Option Plan and the Recognition and Retention Plan are not considered routine matters by brokers and other nominees.

If your broker returns a proxy but does not vote on a proposal, this will constitute a “broker non-vote.” Here is the effect of a “broker non-vote.”

•	Proposal 1: Election of Directors. A broker non-vote would have no effect on the outcome of this proposal because only a plurality of votes cast is required to elect a director.

•

Proposals 2 & 3:  Amendments to add Article IX to the Stock Option Plan and Article X to the Recognition and Retention Plan. A broker non-vote with respect to either of these proposals will have the effect of a vote “against” these proposals.

Revocability of Proxies

You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with our Secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending the annual meeting and voting in person, but you also must file a written revocation with the Secretary of the annual meeting prior to the voting.

We are soliciting proxies only for the annual meeting. If you grant us a proxy to vote your shares, the proxy will only be exercised at the annual meeting.

Solicitation of Proxies

The expenses of this solicitation, including the costs of preparing and mailing this Proxy Statement and accompanying material, will be borne by us. Regular employees of Lake Shore Bancorp and Lake Shore Savings may solicit proxies in person, by mail, or by telephone, but no employee will receive any compensation for solicitation activities in addition to his or her regular compensation. Expenses may include the charges and expenses of brokerage houses, nominees, custodians, and fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. We have also retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $7,500 plus reimbursement of reasonable out of pocket expenses.

Interest of Persons in Matters to be Acted Upon

Our officers and directors have been granted stock options under the Stock Option Plan and restricted stock awards under the Recognition and Retention Plan, respectively, and may be granted stock options and restricted stock awards under those plans in the future. Proposals 2 and 3 ask shareholders to approve amendments to the Stock Option Plan and the Recognition and Retention Plan. Certain of our officers, directors and employees have a personal interest in the outcome of the vote on Proposals 2 and 3 because of the following:

•

The vesting of stock options and restricted stock awards currently accelerate only upon the death or disability of the holder or upon a change of control of Lake Shore Bancorp or Lake Shore Savings. If Proposals 2 and 3 are approved by shareholders, stock options and restricted stock awards will also automatically vest upon the retirement, as such term is defined in the plans, of an award holder.

•

Options and restricted stock awards currently become exercisable no more rapidly than 20% per year beginning on the first anniversary of the grant date. If Proposals 2 and 3 are approved by shareholders, that requirement would apply only if no different vesting schedule is established by the committee that administers the plans and specified in the agreement evidencing the outstanding option or award. The committee that administers the plans would have the ability to provide for different vesting schedules in its discretion.

•

Approval of Proposals 2 and 3 would eliminate limitations currently placed on the number of shares of common stock that may be subject to option and restricted stock awards granted to our non-employee directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

Based on filings made with the Securities and Exchange Commission under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as of March 31, 2007, the only persons known by us to be beneficial owners of more than 5% of our common stock are set forth in the following table. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, of any shares of common stock (1) over which he or she has or shares, directly or indirectly, voting or investment power; or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 31, 2007. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent

Common Stock, $.01 par value	Lake Shore, MHC 125 East Fourth Street Dunkirk, NY 14048	3,636,875(1)	55.0%

Common Stock, $.01 par value	PL Capital, LLC 20 E. Jefferson Avenue, Suite 22 Naperville, IL 60540	360,862(2)	5.5%

(1)	Based on information reported by Lake Shore, MHC in a Schedule 13D filing with the Securities and Exchange Commission on April 13, 2006.

(2)

Based on information reported by PL Capital Group in a Schedule 13D filing with the Securities and Exchange Commission on August 14, 2006. Total amount of beneficial ownership includes shares beneficially owned by each of Financial Edge Fund, L.P.; Financial Edge – Strategic Fund, L.P.; PL Capital Offshore, Ltd.; PL Capital, LLC; PL Capital Advisors, LLC; Goodbody/PL Capital, L.P.; Goodbody/PL Capital, LLC; Padco Management Corp.; Advance Capital Partners, LLC; John W. Palmer; Richard J. Lashley; Robin Lashley and Peter Cocoziello.

Security Ownership of Management

The following table sets forth information about the shares of common stock beneficially owned by each of our directors, each of our “named executive officers” identified in the Summary Compensation Table that appears later in this proxy statement, and all of our directors and executive officers as a group as of March 31, 2007. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares Owned	Percent of Class(1)

Sharon E. Brautigam, Director	4,523 (2)	*
Michael E. Brunecz, Chairman	16,816 (3)	*
Reginald S. Corsi, Executive Vice President	16,900 (4)	*
James P. Foley, DDS, Director	7,461 (5)	*
Rachel A. Foley, Chief Financial Officer	6,650 (6)	*
David C. Mancuso, President, Chief Executive Officer and Director	39,850 (7)	*
Thomas E. Reed, Director	10,058 (8)	*
Daniel P. Reininga, Vice Chairman	30,951 (9)	*
Gary W. Winger, Director	10,058 (10)	*
Nancy L. Yocum, Director	10,558 (11)	*
All directors and executive officers as a group (11 persons)	383,940 (12)	5.8%

*	Less than 1.00% of common stock outstanding.

(1)

Percentages with respect to each person or group of persons have been calculated on the basis of 6,612,500 shares of common stock, the total number of shares of common stock outstanding as of March 31, 2007.

(2)	Includes 3,868 shares of unvested restricted stock.

(3)	Includes 5,161 shares held in Mr. Brunecz’s individual retirement account, 3,054 shares held by Mr. Brunecz’s spouse and 5,951 shares of unvested restricted stock.

(4)	Includes 5,000 shares held in Mr. Corsi’s individual retirement account and 11,900 shares of unvested restricted stock.

(5)	Includes 4,761 shares of unvested restricted stock.

(6)	Includes 5,950 shares of unvested restricted stock.

(7)	Includes 10,000 shares held in Mr. Mancuso’s individual retirement account and 29,750 shares of unvested restricted stock.

(8)	Includes 1,000 shares held by Mr. Reed’s spouse and 5,058 shares of unvested restricted stock.

(9)

Includes 15,000 shares held by trust, 900 shares held by Mr. Reininga’s spouse, 3,100 shares held by children of Mr. Reininga, 6,000 held by G.H. Graf Realty Corporation, Inc. and 5,951 shares of unvested restricted stock.

(10)	Includes 1,600 shares held in Mr. Winger’s individual retirement account and 5,058 shares of unvested restricted stock.

(11)	Includes 500 shares held by Ms. Yocum’s spouse and 5,058 shares of unvested restricted stock.

(12)

The amount of shares for all directors and executive officers as a group includes 230,115 shares held by the Lake Shore Bancorp, Inc. Employee Stock Ownership Plan Trust that have not been allocated to eligible participants as of March 31, 2007, over which the Compensation Committee (consisting of Directors Brautigam, Brunecz and Winger) may be deemed to have sole investment power, except in limited circumstances, thereby causing each committee member to be a beneficial owner of such shares. Each member of the Compensation Committee disclaims beneficial ownership of such shares and accordingly, such shares are not attributed to the members of this committee individually. As of March 31, 2007, 7,935 shares were allocated to participants pursuant to the Employee Stock Ownership Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

Our charter provides that we must have between five and 15 directors. The size of our Board of Directors is currently set at eight members and is divided into three classes, as nearly equal in number as possible. Our directors serve staggered three-year terms such that only one class (approximately one-third of the directors) is elected each year. However, because the 2007 annual meeting will be our first annual meeting of shareholders since our initial public offering, all eight directors are being elected.

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the eight individuals listed in the table below for election as directors at the annual meeting. Each of the nominees is currently a director. If you elect the nominees, they will hold office for the term set forth opposite their names or until their successors have been elected.

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors.

Name	Age(1)	Term Expires	Class	Position(s) Held With Lake Shore Bancorp	Director Since(2)

Sharon E. Brautigam	50	2010	Two	Director	2004

Michael E. Brunecz	69	2010	Two	Chairman of the Board	1984

James P. Foley DDS	69	2008	Three	Director	1983

David C. Mancuso	61	2009	One	President, Chief Executive Officer and Director	1998

Thomas E. Reed	64	2008	Three	Director	1988

Daniel P. Reininga	48	2008	Three	Vice Chairman of the Board	1994

Gary W. Winger	62	2009	One	Director	1997

Nancy L. Yocum	60	2009	One	Director	1995

(1)	As of March 31, 2007.
(2)	Includes service as a director of Lake Shore Savings and Loan Association.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance guidelines, the Board of Directors does not involve itself in our day-to-day operations; our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board of Directors and its committees, and also through considerable telephone contact and other communications with the Chairman and others regarding matters of concern and interest to us. Our directors also discuss business and other matters with the Chairman, other key executives, and our principal external advisors.

Business Experience of Directors

The principal occupation and business experience for the last five years of each of director is set forth below. All directors have held their current positions for five years unless otherwise indicated.

Sharon E. Brautigam is a partner in the law firm of Brautigam & Brautigam, LLP in Fredonia, New York where her practice is concentrated in real estate transactions, estates, trusts and elder law. Ms. Brautigam’s uncle, Michael E. Brunecz, is Chairman of the Board of Lake Shore Bancorp and Lake Shore Savings.

Michael E. Brunecz is the Chairman of the Board of Directors of Lake Shore Bancorp and Lake Shore Savings. Mr. Brunecz is the President of Office Concepts, Inc. in Dunkirk, New York, a company involved in the retailing and wholesaling of office furniture. Mr. Brunecz is Chairman of Lake Shore Bancorp’s Executive Committee and a member of the Audit Committee and the Compensation Committee. His niece, Sharon E. Brautigam, is a director of Lake Shore Bancorp and Lake Shore Savings.

James P. Foley DDS is a dentist in private practice in Dunkirk, New York. He is a retired commander of the U.S. Naval Reserve. Dr. Foley’s daughter, Rachel A. Foley, is the Chief Financial Officer of Lake Shore Bancorp and Lake Shore Savings.

David C. Mancuso is the President and Chief Executive Officer of Lake Shore Bancorp and Lake Shore Savings. Mr. Mancuso has been employed in various positions by Lake Shore Savings since 1965. He became President and Chief Executive Officer of Lake Shore Savings in 1993. Mr. Mancuso was a member of the New York State Banking Board from 2001 until 2006.

Thomas E. Reed is the Chairman of the Board of ECR International, Inc., a manufacturer of heating and cooling products headquartered in Utica, New York.

Daniel P. Reininga is Vice Chairman of the Board of Directors of Lake Shore Bancorp and Lake Shore Savings. Mr. Reininga is the President of G.H. Graf Realty Corporation, Inc., a real estate investment company located in Dunkirk, New York.

Gary W. Winger has been a principal of Compass Consulting, Inc. in Auburn and Jamestown, New York and Venice, Florida, a firm that provides consulting services in the area of higher education, since July 2002. From 1975 until June 2002, Mr. Winger was the Dean of Administration and Development and Chief Financial and Development Officer of Jamestown Community College in Jamestown, New York.

Nancy L. Yocum is a practicing certified public accountant. She is a partner in the firm of Brumfield & Associates in Fredonia, New York where her practice is concentrated in estates and trusts.

Meetings of the Board of Directors

The Board of Directors held a total of twelve regular and special meetings during 2006. Each incumbent director attended at least 75% of the meetings of the Board of Directors held during the time in which they served as director, plus meetings of committees on which that particular director served during this period.

It is our policy that all directors and nominees should attend the annual meeting of shareholders.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

General

Our executive officers serve at the discretion of the Board of Directors. However, one of our executive officers, our President and Chief Executive Officer, does have an employment agreement, as further described under the heading “Employment Agreements” elsewhere in this proxy statement. The name, age, length of service and principal occupation of each of our executive officers is set forth in the table below.

Name	Age(1)	With Lake Shore Since(2)	Position(s) Held With Lake Shore Bancorp

Reginald S. Corsi	65	1994	Executive Vice President and Chief Operations Officer

Rachel A. Foley	38	1999	Chief Financial Officer

David C. Mancuso	61	1965	President, Chief Executive Officer and Director

Beverley J. Mulkin	65	1961	Secretary and Treasurer

(1)	As of March 31, 2007.
(2)	Includes service with Lake Shore Savings and Loan Association.

Business Experience of Executive Officers

The principal occupation and business experience for the last five years of each of our executive officers is set forth below. All executive officers have held their current positions for five years unless otherwise indicated.

Reginald S. Corsi is the Executive Vice President and Chief Operations Officer of Lake Shore Bancorp and Lake Shore Savings. He has also been the Executive Vice President of Lake Shore Savings since 1994. Prior to joining Lake Shore Savings, Mr. Corsi was Vice President of M&T Bank.

Rachel A. Foley is the Chief Financial Officer of Lake Shore Bancorp and Lake Shore Savings. She was appointed Chief Financial Officer of Lake Shore Savings in March 2006 after serving as the Controller since March 1999. Prior to joining Lake Shore Savings, Ms. Foley was a Financial Audit Supervisor in the Internal Audit department of M&T Bank. Ms. Foley’s father, Dr. James P. Foley, is a director of Lake Shore Bancorp and Lake Shore Savings.

David C. Mancuso is the President and Chief Executive Officer of Lake Shore Bancorp and Lake Shore Savings. Mr. Mancuso has been employed in various positions by Lake Shore Savings since 1965. He became President and Chief Executive Officer of Lake Shore Savings in 1993. Mr. Mancuso was a member of the New York State Banking Board from 2001 until 2006.

Beverley J. Mulkin is the Secretary/Treasurer of Lake Shore Bancorp. She has also been the Secretary of Lake Shore Savings since 1984 and its Treasurer since 2002.

CORPORATE GOVERNANCE

Our Board of Directors has adopted Corporate Governance Guidelines that contain a number of corporate governance initiatives designed to comply with NASDAQ corporate governance listing standards, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission. We have also adopted charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as a Code of Conduct and Ethics, in order to implement the rules and standards. The committee charters, Corporate Governance Guidelines and the Code of Conduct and Ethics are available at our website, www.lakeshoresavings.com.

Board of Directors Independence

The Board of Directors is comprised of a substantial majority of directors who qualify as independent according to Nasdaq Stock Market listing standards. Based upon the term “independent” as defined by Nasdaq Stock Market listing standards, the Board of Directors has determined that six of our eight directors (Sharon E. Brautigam, Michael E. Brunecz, Thomas E. Reed, Daniel P. Reininga, Gary W. Winger and Nancy L. Yocum) are independent. All members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors. In addition, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under Nasdaq Stock Market listing standards.

Annually, the Board of Directors reviews the relationships that each director has with us and our affiliates as well as the criteria and standards for determining independence. Upon review, the Board of Directors affirmatively determines which directors are considered independent.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that is applicable to all officers, directors and employees of Lake Shore Bancorp and its affiliates, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Conduct and Ethics is available at our website, www.lakeshoresavings.com.

Committees of the Board of Directors

Our Board of Directors has established the following committees.

Audit Committee. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our independent registered public accounting firm, and reports any substantive issues found during the audit to the Board of Directors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.

Directors Brunecz, Reed and Yocum currently serve on the Audit Committee, with Ms. Yocum serving as its chairperson. All members of the Audit Committee are independent directors as defined under Nasdaq Stock Market listing standards and meet the other requirements for audit committee members under those standards. Our Board of Directors has determined that Ms. Yocum qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met eight times during 2006. Our Board of Directors has adopted a written charter for the Audit Committee, which is available at our website, www.lakeshoresavings.com.

Compensation Committee. The Compensation Committee assesses the structure of our management team and our overall performance. It oversees executive compensation by approving salary increases and reviewing general personnel matters such as staff performance evaluations. The Compensation Committee annually reviews, and make recommendations to the Board of Directors with respect to, the compensation of directors, officers and other key executives. It is also responsible for approving, evaluating and administering our compensation plans, policies and programs.

Directors Brautigam, Brunecz and Winger currently serve on the Compensation Committee, with Mr. Winger serving as its chairman. All members of the Compensation Committee are independent directors as defined under Nasdaq Stock Market listing standards. The Compensation Committee met six times during 2006. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available at our website, www.lakeshoresavings.com.

Executive Committee. The Executive Committee of the Board of Directors exercises the powers of the Board of Directors in between Board meetings. Directors Brunecz, Mancuso, Reed, Reininga and Yocum currently serve on the committee, with Mr. Brunecz serving as its chairman and Mr. Reininga serving as its vice chairman. The Executive Committee met twelve times during 2006.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends the nomination of directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee considers recommendations from shareholders if submitted in a timely manner in accordance with the procedures established in Lake Shore Bancorp’s bylaws and applies the same criteria to all persons being considered. The Nominating and Corporate Governance Committee also assists the Board of Directors in monitoring a process to assess Board of Directors effectiveness and in developing and implementing our corporate governance guidelines and it reviews and approves all transactions with affiliated parties.

Directors Brautigam, Reed and Winger currently serve on the Nominating and Corporate Governance Committee, with Mr. Reed serving as its chairman. All members of the Nominating and Corporate Governance Committee are independent directors as defined under Nasdaq Stock Market listing standards. The Nominating and Corporate Governance Committee met six times during 2006. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available at our website, www.lakeshoresavings.com.

Compensation Committee Interlocks and Insider Participation

None of the executive officers of Lake Shore Bancorp served as a member of another entity’s Board of Directors or as a member of the compensation committee (or other board committee performing equivalent functions) during 2006, which entity had an executive officer serving on the Board of Directors or as a member of the Compensation Committee of Lake Shore Bancorp. There are no interlocking relationships between Lake Shore Bancorp and other entities that might affect the determination of the compensation of our executive officers.

Shareholder Communications with the Board of Directors

Shareholders may contact our Board of Directors, our independent directors as a group, or an individual director by contacting Katherine A. Kaus, Investor Relations, Lake Shore Bancorp, Inc., 125 East Fourth Street, Dunkirk, New York 14048. All comments will be forwarded directly to the Board of Directors, the independent directors as a group, or the individual director, as applicable.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement, under the heading “Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2006 to David C. Mancuso, our President and Chief Executive Officer, Reginald S. Corsi, our Executive Vice President and Chief Operations Officer, Rachel A. Foley, our Chief Financial Officer, and Robert L. Smith, our former Chief Financial Officer. These individuals are referred to as our “named executive officers.”

Compensation Committee

The Compensation Committee assesses the structure of our management team and our overall performance. It is responsible for making recommendations to the Board of Directors regarding executive compensation, incentive compensation awards and grants of equity awards. The Compensation Committee is composed entirely of directors who are “independent” as such term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ Manual and Rule 10A-3 of the Securities and Exchange Act of 1934, as amended.

The Compensation Committee endeavors to maintain executive compensation that is fair, reasonable and consistent with our size and the compensation practices of our competitors within the financial services industry. The goal of the Compensation Committee is to attract, develop and retain high caliber executives who are capable of optimizing our performance for the benefit of our shareholders, while maintaining the philosophy of community banking.

The Chief Executive Officer participates in the Compensation Committee’s discussions by providing information on performance measures for both current and future awards. The Chief Executive Officer also provides information about individual performance assessments for the other named executive officers, and expresses to the Compensation Committee his view on the appropriate levels of compensation for the other named executive officers for the ensuing year.

The Chief Executive Officer participates in Compensation Committee discussions purely in an informational and advisory capacity, but does not have a vote in the Compensation Committee’s decision-making process. The Chief Executive Officer does not attend those portions of Compensation Committee meetings during which his performance is evaluated or his compensation is determined.

Compensation Components

The compensation of named executive officers is made up of many components, including base salary, short-term incentive plan, stock option plan, restricted stock awards, supplemental employee retirement plans, employee stock option plan, and 401(k) plan. In addition, the named executive officers are provided with general fringe benefits provided to all other employees, including medical and dental insurance, group term life insurance, disability insurance, and pre-tax health and dependent care savings accounts.

Base Salary. We pay base salaries in order to provide executive officers with sufficient, regularly-paid income and to attract, recruit and retain executives with the knowledge, skills and abilities necessary to successfully execute their job duties and responsibilities. When establishing the 2006 base salaries, the Compensation Committee hired a consultant, Effective Pay Practices, to provide recommendations based on compensation data derived from various compensation surveys (such as the American Community Banker’s Annual Compensation Survey and the Massachusetts Bankers compensation survey). The outside consultant blends several data categories from these sources to reflect our asset size and geographical region. The consultant also adjusts the data for geographical pay differentials, using data from the Economic Research Institute, to adjust for salary ranges in the Western New York area. The data, which is based upon actual salaries for the previous year, is further adjusted by an estimated percentage for salary increases within the industry. The consultant will then present the Compensation Committee with recommendations and salary ranges to use for establishing executive pay. The Compensation Committee takes into account the data provided by the consultant, the achievement of our strategic plan and goals for the prior year, and the contribution of the named executive officers towards meeting those goals. The Compensation Committee also reviews our financial performance and takes into account its own personal knowledge of the standards of living within the community to establish a base salary for the named executive officers.

Short-term Incentive Plan. The short-term incentive plan is designed to link awards to our strategic and operating objectives. The goal of the plan is to have long-term viability and to be attractive to new hires and help retain current employees. The plan measures business plan goals and objectives and clearly defines these prior to the calendar year for which the plan is in effect. For purposes of the annual bonus, each named executive officer is evaluated on several corporate performance measures which are established at the beginning of the year and relate to strategic business objectives for the ensuing year. The Chief Financial Officer is also evaluated on individual performance measures that take into account her individual responsibilities, in addition to the corporate performance measures. The individual performance measures are recommended to the Compensation Committee by the Chief Executive Officer. The Compensation Committee reviews the goals and recommends them to the Board of Directors for final approval on an annual basis. The Compensation Committee has historically sought to ensure that the attainment of target performance measures is challenging yet achievable.

Actual performance is evaluated against the target performance measures after the close of the year to which the measures apply. For purposes of determining the level of funding, actual performance for the relevant year is compared to a sliding scale of performance measures to determine the level of bonuses awarded, if any, to each named executive officer. It is the general policy of the Compensation Committee not to adjust the bonuses awarded, but the Compensation Committee does have the discretion to make adjustments and will do so if unusual or unanticipated circumstances occur. If actual performance falls below the targeted level, but is at least 90% of the targeted level, bonuses may be paid on a reduced level. If performance falls below 90% of the targeted level, the plan indicates that a bonus will not be awarded. If 110% or more of the targeted level is achieved, the award is increased. The award amount is a percentage of base salary. If the target level is achieved, the award amount is 15% of base salary for the President and Chief Executive Officer and 10% of base salary for the Executive Vice President and Chief Operations Officer and the Chief Financial Officer.

Stock Option Plan and Recognition and Retention Plan. The stock option plan and recognition and retention plans were approved by our shareholders on October 24, 2006. The purpose of each plan is to promote our growth and profitability, to provide an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide participants with an equity interest in Lake Shore Bancorp, so that their interests are aligned with shareholder interests. This approach is designed to provide incentives to increase shareholder value over the long term since the full benefit of this component of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

The Compensation Committee awarded 81% of available stock options and 70% of available restricted stock awards to named executive officers, other officers and directors on November 15, 2006. The remaining awards were set aside by the Compensation Committee to be used for future grants or to recruit new directors and executive officers. Awards granted to named executive officers were determined based on the executives’ position, length of service, and industry standards within the guidelines established by the Office of Thrift Supervision. Further information on awards granted to named executive officers is available in the section titled “Equity Compensation Plans” within this proxy statement.

Awards are timed to occur during those periods when there is no impending release of any material, non-public information. The exercise price of the stock option awards was established on the date of grant, and was the closing price of the stock on date of grant. The approval date and award date are one and the same.

Supplemental Employee Retirement Agreements.    Lake Shore Savings entered into separate executive supplemental benefit plans in 1999 and 2001 with each of Messrs. Mancuso and Corsi. In addition, Lake Shore Savings entered into an executive supplemental benefit plan in 2001 with Ms. Foley and Mr. Smith, as well as two other officers. The plans entered into in 1999 are referred to as the “1999 SERP Plan” and the plans entered into in 2001 are referred to as the “2001 SERP Plan.”

Each of these plans was established by Lake Shore Savings prior to its conversion to a federal stock savings bank. The plans were established with the intent of providing additional retirement benefits that would be competitive with equity-based plans offered by our competitors, in order to attract and retain qualified, high-caliber executives.

The 1999 SERP Plan was established to pay an annual amount to the named executive and was intended to reward past service. The award is payable at age 63 for each named executive officer. If the named executive officer terminates service with Lake Shore Savings prior to reaching the benefit age, the payment amount is reduced. The compensation is payable on a monthly basis over the 15-year period subsequent to the benefit age. The annual compensation amount to be received when the named executive reaches the age of 63 is $87,097 for Mr. Mancuso and $19,644 for Mr. Corsi.

The 2001 SERP Plan was established to recognize the valuable services performed by its executives and to encourage their continued employment. The plan allows for an annual amount to be paid to the named executive officer upon attaining the benefit age of 65. The full amount of the benefit will be received by the named executive officer if they continue employment until reaching age 65, and will be reduced accordingly, if they leave the bank prior to reaching the benefit age. If the named executives remain in service until reaching age 65, the annual payment under this plan would be $55,000 for Mr. Mancuso, $24,000 for Mr. Corsi and $43,000 for Ms. Foley. Ms. Foley will not be vested in the plan until October 1, 2011.

In November 2006, the Compensation Committee approved an amendment to the 2001 SERP Plan, which became effective on January 1, 2007. The change was made to align the retirement payment with the average final base salary at time of retirement and to provide full vesting to all named executive officers. Under the amended and restated 2001 SERP Plan, each participant is fully vested in an annual benefit (payable in monthly installments) which is equal to 2% of the executive’s average final pay (computed over the three years prior to termination of service) multiplied by the executive’s years of service to a maximum percentage of final average pay (estimated as of January 1, 2007) as follows:

•	35% for Mr. Mancuso;

•	31% for Mr. Corsi; and

•	40% for Ms. Foley.

The plan calls for a maximum of 40% of final average pay. The cap was lowered for Mr. Mancuso due to the amount of benefits he was entitled to under the 1999 SERP Plan. The cap was lowered for Mr. Corsi as he reached the benefit age five days after the amended plan became effective. The benefit amount is payable over a period of fifteen years commencing at age 65, with the annual benefit payable reduced for termination of service prior to age 65. In addition, in the event of a change of control, the executive is treated as having attained age 65 for purposes of benefit payments. Under this plan, if the named executive officer reaches age 65, the annual payment under the plan would be $84,000 for Mr. Mancuso, $25,000 for Mr. Corsi, and $84,000 for Ms. Foley.

The Compensation Committee plans to review the 1999 SERP Plan and the 2001 SERP Plan approximately every five years to monitor the benefits paid, with the assistance of outside consultants. The Compensation Committee carefully considered the costs to Lake Shore Savings of the SERP plans. The Compensation Committee expects that both SERP plans will be self-supporting to the extent that the plan liabilities will be offset by earnings and death benefits provided by the bank-owned life insurance policies that were purchased to fund these plans.

Employment Agreement and Change of Control Agreements.    Lake Shore Bancorp and Lake Shore Savings have entered into parallel employment agreements with Mr. Mancuso to secure his services as President and Chief Executive Officer. These agreements have a term of three years and are subject to annual renewal.

Lake Shore Savings has entered into one-year change of control agreements with Mr. Corsi and Ms. Foley. These agreements are guaranteed by Lake Shore Bancorp. The term of these agreements is perpetual until Lake Shore Bancorp gives notice of non-extension, at which time the term is fixed for one year.

We entered into these agreements with the intent to assure stockholders of management continuity at the time of our conversion to a public company during April 2006. We also established these agreements to maintain quality leadership for the organization. The Compensation Committee wanted to protect the interest of our named executive officers so that, in the event that a change in control or a merger/acquisition opportunity arose, the named executive officers would be motivated to act solely in our best interests rather than potentially being distracted by personal concerns and interests. The details of these agreements are explained in further detail under the heading “Employment Agreements” elsewhere in this proxy statement.

All Other Compensation.    All other compensation for named executive officers includes 401(k) matching contributions, 401(k) profit sharing contributions (which are explained in further detail under the heading “Benefit Plans” elsewhere in this proxy statement), insurance premiums, and certain non-cash perquisites.

Interrelationship of Compensation Elements.    The various elements of the compensation package are not inter-related. For example, if it does not appear as though the expected level of bonus will be achieved, the size of the base salary is not affected.

Other Matters.    While we believe that it is important that our executive officers and directors own shares of Lake Shore Bancorp common stock, and all of the executive officers and directors do own common stock, we do not have equity or security ownership requirements or guidelines for executive officers or directors. This is primarily because vesting schedules of stock option and restricted stock awards, as well as participation in the employee stock ownership plan, serve to sufficiently align the interests of executives and directors with the stock performance of Lake Shore Bancorp and provide that a significant element of equity-based compensation remains at risk.

The Compensation Committee does take into account the impact of accounting and tax treatments when setting compensation; however, it is not a primary consideration in the decision making process.

Compensation Decision-Making Policies and Procedures

Decision-Making and Policy-Making.    As a Nasdaq Stock Market listed company, we must observe governance standards that require executive officer compensation decisions to be determined by, or recommended to the Board of Directors for determination by, either a compensation committee comprised solely of independent directors or a majority of our independent directors. Consistent with these requirements, our Board of Directors has established a Compensation Committee, all of whose members are independent directors.

The Compensation Committee has been delegated authority to oversee executive compensation by recommending to the Board of Directors salary increases and by reviewing general personnel matters such as staff performance evaluations. Our Board of Directors has adopted a Compensation Committee Charter which requires the committee to meet at least two times per year. The Compensation Committee has established a compensation program which consists of three components: (1) base salary; (2) short-term incentives; and (3) long-term incentives (e.g., stock options, restricted stock, and fringe benefits).

The Compensation Committee considers the expectations of the Chief Executive Officer with respect to his own compensation and his recommendations with respect to the compensation of more junior executive officers, as well as empirical data and the recommendations of an external compensation consultant. The Compensation Committee does not delegate its duties to others.

Use of Outside Advisors and Survey Data.    The Compensation Committee uses an outside consultant, Effective Pay Practices, to help establish the named executive officers’ base salaries and the parameters of the short term incentive plan as well as to assess the appropriateness of the compensation paid to non-employee directors. The outside consultant provides comparative, empirical data to help insure that the Compensation Committee’s decisions regarding compensation have a rational basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Lake Shore Bancorp, Inc. Compensation Committee

Gary W. Winger, Chairman
Sharon E. Brautigam
Michael E. Brunecz

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Meeting Fees.    We pay a fee to each of the non-employee directors for attendance at each Board of Directors meeting. Members receive $975 for each Board of Directors meeting attended in person and half of that amount for each Board of Directors meeting attended telephonically. Directors also receive fees for membership on the Board’s committees. The chairman of the Executive Committee receives an annual retainer of $23,000 and its vice chairman receives an annual retainer of $7,500. All other non-employee members of the Executive Committee receive annual retainers of $5,000. The chairpersons of the other committees receive annual retainers of $4,000 and their other members receive annual retainers of $2,500. Members of the Board of Directors who are also employees do not receive directors’ fees.

Supplemental Benefit Plan for Non-Employee Directors.    Lake Shore Savings entered into separate supplemental benefit plans in 1999 and 2001 with each of its current non-employee directors except for Ms. Brautigam. Under the 1999 plan, each participant is guaranteed monthly payments over a period of fifteen years commencing at age 70 equal to $18,105 per year based upon 21 years of service as a director to Lake Shore Savings (or an earlier retirement age if 21 years of service is attained prior to age 70) with the annual benefit payable reduced proportionately for each year of service as a director less than 21 years attained at age 70. Under the 2001 plan, each participant is guaranteed monthly payments over a period of 15 years commencing at age 72 equal to $12,000 per year based upon 21 years of service to Lake Shore Savings with the annual benefit payable reduced proportionately for each year of service less than twenty-one years attained at age 72.

Effective as of January 1, 2007, the Board of Directors of Lake Shore Savings amended the existing supplemental benefit plans entered into in 2001 with each of its current non-employee directors, except for Ms. Brautigam, and entered into a new supplemental benefits plan with Ms. Brautigam (collectively, the “2007 Director SERPs”). Under the 2007 Director SERPs, each participant is fully vested in an annual benefit (payable in monthly installments) which is equal to 2% of the director’s average final pay (computed over the three years prior to termination of service) multiplied by the director’s years of service to a maximum of 40% of final average pay (projected as of December 31, 2006) payable over a period of fifteen years commencing at age 72, with the annual benefit payable reduced for termination of service prior to age 72; provided, however, that a director may elect in calendar year 2007 to retire in 2008 and receive a benefit computed as if the director has served for an additional two years. In addition, in the event of a change of control, the director is treated as having attained age 72 for purposes of benefit payments.

Stock Option and Recognition and Retention Plan.    Our directors are eligible to participate in the Lake Shore Bancorp, Inc. 2006 Stock Option Plan and the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan. These benefit plans are discussed under “Stock Option Plan” and “Recognition and Retention Plan.”

The following table sets forth information regarding compensation earned by our non-employee directors during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation ($)	Total ($)

Sharon E. Brautigam, Director	$ 16,700	$ 1,012	$ 615	–	–	$ 18,327

Michael E. Brunecz, Chairman	$ 34,700	$ 1,564	$ 945	$ 14,787	–	$ 51,996

James P. Foley, DDS, Director	$ 16,212	$ 1,254	$ 755	$ 14,785	–	$ 33,006

Thomas E. Reed, Director	$ 21,737	$ 1,323	$ 801	$ 30,778	–	$ 54,639

Daniel P. Reininga, Vice Chairman	$ 22,712	$ 1,564	$ 945	$ 9,182	–	$ 34,403

Gary W. Winger, Director	$ 20,212	$ 1,323	$ 801	$ 11,334	–	$ 33,670

Nancy L. Yocum, Director	$ 20,700	$ 1,323	$ 801	$ 10,362	–	$ 33,186

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)

Represents the compensation cost recognized for the fiscal year in connection with restricted stock of Lake Shore Bancorp granted to the non-employee director, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the discussion under the caption “Note 13 – Stock-based Compensation” in the footnotes to the audited financial statements, included in the 2006 Annual Report on Form 10-K. This amount does not reflect the value of dividends paid on unvested restricted stock.

(3)

Represents the compensation cost recognized for the fiscal year for options to purchase shares of Lake Shore Bancorp common stock outstanding to the non-employee director, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the discussion under the caption “Note 13 – Stock-based Compensation” in the footnotes to the audited financial statements, included in the 2006 Annual Report on Form 10-K.

(4)

Includes for each individual the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether or not vested) under each non-qualified defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 (“FAS 87”) as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.

Executive Officer Compensation

The table below sets forth for 2006 the compensation of each of our named executive officers.

Summary Compensation Table

Name and Principal Position(s)	Year	Salary(1) ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
David C. Mancuso President & Chief Executive Officer	2006	$ 213,547	–	$ 7,806	$ 3,243	$ 36,480	$ 166,488	$ 39,686	$ 467,250
Rachel A. Foley Chief Financial Officer(7)	2006	$ 81,961	–	$ 1,564	$ 1,275	$ 12,847	$ 3,666	$ 13,708	$ 115,021
Reginald S. Corsi Executive Vice President	2006	$ 141,500	–	$ 3,128	$ 1,275	$ 17,318	$ 55,955	$ 25,349	$ 244,525
Robert L. Smith Former Chief Financial Officer(8)	2006	$ 38,511	–	–	–	–	–	$ 6,490	$ 45,001

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.
(2)

Represents the compensation cost recognized for the fiscal year in connection with restricted stock of Lake Shore Bancorp granted to the named executive officer, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the discussion under the caption “Note 13 – Stock-based Compensation” in the footnotes to the audited financial statements, included in the 2006 Annual Report on Form 10-K. This amount does not reflect the value of dividends paid on unvested restricted stock, which are included in the Summary Compensation Table under the caption “All Other Compensation.”

(3)

Represents the compensation cost recognized for the fiscal year for options to purchase shares of Lake Shore Bancorp common stock outstanding to the named executive officer, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to the discussion under the caption “Note 13 – Stock-based Compensation” in the footnotes to the audited financial statements, included in the 2006 Annual Report on Form 10-K.

(4)

Represents the annual bonus paid for each named executive officer as per the Short-term Incentive Plan. For Messrs. Mancuso and Corsi, the bonuses were paid based on achieving target ratios. The target ratio that must be achieved and the related weight ranking used to calculate the bonus for each goal is as follows: return on assets (40%), return on equity (20%), net interest margin (10%), efficiency ratio (15%) and corporate goals (15%). Mr. Mancuso received 17.1% of his base salary for achieving the target ratios, and Mr. Corsi received 12.2% of his base salary. Ms. Foley’s bonus was also paid on achievement of target ratios. The target ratios that she had to achieve, and the related weight rankings used to calculate the bonus were as follows: return on assets (20%), return on equity (15%), net interest margin (10%), efficiency ratio (10%), corporate goals (15%), and individual department goals (30%). Ms. Foley received 13.5% of her base salary. Ms. Foley’s base salary was determined using the base salary given to her at the time she was promoted to Chief Financial Officer on March 20, 2006, which was $95,000.

(5)

Includes for each named executive officer the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether or not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 (“FAS 87”) as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.

(6)

The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each named executive officer includes: (i) 401(k) contributions as follows: Mr. Mancuso - $27,980, Ms. Foley - $10,102, Mr. Corsi - $17,819, and Mr. Smith - $6,490; (ii) ESOP allocations as follows: Mr. Mancuso - $8,889, Ms. Foley - $3,606, and Mr. Corsi - $6,295; and (iii) tax reimbursement payments related to supplemental executive retirement plans as follows: Mr. Mancuso - $2,907 and Mr. Corsi - $1,235. In addition, we provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

(7)	Ms. Foley was appointed Chief Financial Officer of Lake Shore Bancorp effective March 20, 2006.
(8)	Mr. Smith served as Chief Financial Officer of Lake Shore Bancorp until March 17, 2006.

Employment Agreements.    Lake Shore Bancorp and Lake Shore Savings have entered into parallel employment agreements with David C. Mancuso to secure his services as President and Chief Executive Officer. The employment agreements have a fixed term of three years and may be renewed annually after a review of the executive’s performance. These agreements provide for a minimum annual salary of $213,550, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. The agreements will also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination.

Lake Shore Bancorp and Lake Shore Savings may terminate the executive’s employment, and the executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, they will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for the remaining unexpired term of the employment agreements. The same severance benefits would be payable if the executive resigns during the term following:

•	a loss of title, office or membership on the Board of Directors;

•	material reduction in duties, functions, compensation or responsibilities;

•

involuntary relocation of the executive’s principal place of employment to a location over 35 miles in distance from Lake Shore Savings’ principal office in Dunkirk, New York and over 35 miles from the executive’s principal residence; or

•	any other material breach of contract by Lake Shore Bancorp and Lake Shore Savings which is not cured within 30 days.

The employment agreements also provide uninsured death and disability benefits and provide that any severance payable after a change of control will be computed as if the remaining unexpired term of the agreements was three years.

If Lake Shore Bancorp and Lake Shore Savings experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Pursuant to the employment agreements, any severance payments made which are subject to section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Internal Revenue Code.

Change of Control Agreements. Lake Shore Savings has entered into one-year change of control agreements with Reginald S. Corsi, our Executive Vice President and Chief Operations Officer and Rachel A. Foley, our Chief Financial Officer. These agreements are guaranteed by Lake Shore Bancorp. The term of these agreements is perpetual until Lake Shore Savings gives notice of non-extension, at which time the term is fixed for one year.

Generally, Lake Shore Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Lake Shore Savings or Lake Shore Bancorp signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional year. Lake Shore Savings would pay the same severance benefits if the officer resigns after a change of control following a loss of title or office, material reduction in duties, functions, compensation or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from Lake Shore Savings’ principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

If Lake Shore Bancorp and Lake Shore Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Pursuant to the change of control agreements, any severance payments made which are subject to section 280G of the Internal Revenue Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under section 280G of the Internal Revenue Code.

Benefit Plans.    This section describes the benefit plans maintained by Lake Shore Bancorp and Lake Shore Savings, other than Lake Shore Bancorp’s equity compensation plans, which are described in the next section.

Incentive Compensation Program.    Lake Shore Savings maintains an incentive compensation plan for employees to earn bonuses based on the achievement of objective, pre-established performance goals. This plan is a short term incentive program which rewards short term performance based on the achievement of key operating goals. All executive officers and certain exempt employees are eligible to participate. These short term incentive payments are made annually. For 2006, the maximum bonus to be paid to Mr. Mancuso, Ms. Foley, and Mr. Corsi were 20%, 15%, and 15%, of each individual’s base salary, respectively, depending upon the achievement of certain pre-established performance goals.

401(k) Plan.    Lake Shore Savings maintains a tax-qualified 401(k) defined contribution plan for employees who have attained age 21 and have at least three months of service. Eligible employees may make pre-tax contributions to the plan through salary reduction elections up to 75% of annual compensation, subject to limitations of the Internal Revenue Code (for 2007, the annual limit is $15,500). Lake Shore Savings also makes a discretionary contribution to the plan on behalf of eligible employees who have attained age 21 and have at least one year of service.

Employee Stock Ownership Plan.    This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service to Lake Shore Savings and have attained age 21. Lake Shore Bancorp has loaned the Employee Stock Ownership Plan Trust sufficient funds to purchase a number of shares equal to 8% of the shares sold in Lake Shore Bancorp’s stock offering to persons other than Lake Shore, MHC, or 238,050 shares. These shares were purchased in the open market following completion of the offering at prevailing market prices.

Although contributions to the plan are discretionary, Lake Shore Savings intends to contribute enough money each year to make the required principal and interest payments on the loan from Lake Shore Bancorp. This loan is for a term of 30 years and calls for level annual payments of principal and interest. The plan pledges the shares it purchases as collateral for the loan and holds them in a suspense account.

The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that 1/30th of the shares will be released annually in years 2006 through 2035. Although the repayment period of the loan is scheduled over a 30-year term, we anticipate that we may prepay a portion of the principal which would trigger the release of additional shares. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

Equity Compensation Plans.    This section describes the equity compensation plans maintained by Lake Shore Bancorp. Lake Shore Savings does not maintain any equity compensation plans.

2006 Recognition and Retention Plan.    The Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan was approved by our shareholders on October 24, 2006. The Recognition and Retention Plan provides for the grant of restricted stock awards to certain officers, employees and non-employee directors of Lake Shore Bancorp, Lake Shore Savings or any affiliate approved by the Compensation Committee. These restricted stock awards constitute a right to receive a certain number of shares of common stock of Lake Shore Bancorp upon the award holder’s satisfaction of certain requirements such as continued service until vesting, with accelerated vesting upon death, disability, or change in control. As a general rule, if the award holder fails to fulfill the requirements contained in the restricted stock award, the restricted stock award will not vest. Instead, the award will be forfeited and canceled. The Recognition and Retention Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not a tax-qualified plan under the Internal Revenue Code.

As required by the terms of the Recognition and Retention Plan, Lake Shore Bancorp has established a trust and contributed certain amounts of money or property as determined by the Board, in its discretion. No contributions by participants will be permitted. The trustee will invest the assets of the trust primarily in the shares of our common stock that will be used to make restricted stock awards. The trust is not authorized to purchase more than 119,025 shares of common stock of Lake Shore Bancorp and cannot purchase more than this number.

2006 Stock Option Plan.    The Lake Shore Bancorp, Inc. 2006 Stock Option Plan was approved by our shareholders on October 24, 2006. The Option Plan provides for the grant, to certain officers, employees and outside directors of Lake Shore Bancorp, Lake Shore Savings or any affiliate approved by the Compensation Committee, of options to purchase common stock of Lake Shore Bancorp at a stated price during a specified period or term. If the option is not exercised during its term, it will expire. The Stock Option Plan originally had 297,562 options reserved of which 241,546 have been granted and 56,016 may be granted in the future. The Option Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not a tax-qualified plan under the Internal Revenue Code.

Compensation Plan Tables.  The tables in this section provide information regarding Lake Shore Bancorp’s and Lake Shore Savings’ compensation plans and awards under those plans.

The following table presents information regarding our equity compensation plans in effect as of December 31, 2006.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders

Stock options	241,546	$ 11.50	56,016

Restricted stock	83,305	N/A	35,720

Equity compensation plans not approved by security holders	—	—	—

Total	324,851	N/A	91,736

The following table sets forth information regarding plan-based awards granted to the named executive officers of Lake Shore Bancorp during the last fiscal year.

Grant of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)

David C. Mancuso	1/1/2006	$21,355	$32,032	$47,709
	11/15/2006				29,750		$ 0.00
	11/15/2006					63,231	$ 11.50

Rachel A. Foley	1/1/2006	$7,125	$9,500	$14,250
	11/15/2006				5,950		$ 0.00
	11/15/2006					17,073	$ 11.50

Reginald S. Corsi	1/1/2006	$10,613	$14,150	$21,225
	11/15/2006				11,900		$ 0.00
	11/15/2006					17,073	$ 11.50

(1)

The reported awards are performance targets under the Short-term Incentive Plan for 2006. The payment amounts vest on December 31, 2006 provided that the named executive officer continues in service through such date, and provided that specified performance measures have been satisfied. For Messrs. Mancuso and Corsi, the bonuses were paid based on achieving target ratios. The target ratio that must be achieved and the related weight ranking used to calculate the bonus for each goal is as follows: return on assets (40%), return on equity (20%), net interest margin (10%), efficiency ratio (15%) and corporate goals (15%). Ms. Foley’s bonus was also paid on achievement of target ratios. The target ratios that she had to achieve, and the related weight rankings used to calculate the bonus were as follows: return on assets (20%), return on equity (15%), net interest margin (10%), efficiency ratio (10%), corporate goals (15%), and individual department goals (30%). The bonus paid will be a percentage of base salary. Mr. Mancuso’s bonus was 10%, 15% and 20% of base salary at the threshold, target and maximum levels, respectively. Mr. Corsi’s and Ms. Foley’s bonuses were 7.5%, 10% and 15% of base salary at the threshold, target and maximum levels, respectively.

(2)

The reported awards are restricted stock awards granted under the 2006 Recognition and Retention Plan. Awards granted to all individuals will be 20% vested on December 31, 2007 and will become 20% vested each December 31st thereafter with full vesting on December 31, 2011. Awards are generally forfeited in the event the recipient terminates service before such date. In the event of termination of service due to death, disability or a change of control (as defined in the 2006 Recognition and Retention Plan), all unvested awards will become 100% vested.

(3)

The reported grants are stock options granted under the 2006 Stock Option Plan. Options granted to all individuals will be 20% vested on December 31, 2007 and will become 20% vested each December 31st thereafter with full vesting on December 31, 2011. Options are generally forfeited in the event the recipient terminates service before such date. In the event of termination of service due to death, disability or a change of control (as defined in the 2006 Stock Option Plan), all unvested grants will become 100% vested. The grants expire on the tenth anniversary of the grant date or, if earlier, immediately upon termination of service for cause (as defined in the 2006 Stock Option Plan), one year after termination due to death, disability (as defined in the 2006 Stock Option Plan), and three months after voluntary or involuntary termination for any other reason.

The following tables set forth information regarding stock awards, stock options and similar equity compensation outstanding at December 31, 2006.

Outstanding Equity Awards at Fiscal Year End

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David C. Mancuso	0	63,231	$ 11.50	11/14/2016	29,750	$ 373,660

Rachel A. Foley	0	17,073	$ 11.50	11/14/2016	5,950	$ 74,732

Reginald S. Corsi	0	17,073	$ 11.50	11/14/2016	11,900	$ 149,464

(1)

All reported awards will be 20% vested on December 31, 2007 and will become 20% vested each December 31st thereafter with full vesting on December 31, 2011. Awards are generally forfeited in the event the recipient terminates service before such date. In the event of termination of service due to death, disability or a change of control (as defined in the 2006 Recognition and Retention Plan or the 2006 Stock Option Plan, as applicable), all unvested awards will become 100% vested.

(2)	Market value is calculated on the basis of $12.56 per share, which is the closing sales price for our common stock on the Nasdaq Stock Market on December 29, 2006.

Pension Benefits – Supplemental Benefit Plans for Executives. Lake Shore Savings has entered into separate executive supplemental benefits plans in 1999 and 2001 with each of Messrs. Mancuso and Corsi, and into a separate executive supplemental benefit plan in 2001 with Ms. Foley. In addition, Lake Shore Savings has entered into an executive supplemental benefit plan in 2001 with two other current officers. Pursuant to these plans, each executive is entitled to receive a monthly payment over a period of 15 years commencing on the first day of the month following the executive’s attainment of his benefit age as set forth in the plans (age 63 under the 1999 plan, and age 65 under the 2001 plan). Under the 1999 plan, Mr. Mancuso and Mr. Corsi shall be entitled to an annual retirement benefit of $87,097, and $19,644, respectively. Under the 2001 plan, Mr. Mancuso, Mr. Corsi, and Ms. Foley shall be entitled to an annual retirement benefit of $55,000, $24,000, and $43,000, respectively. Ms. Foley’s benefit is subject to a vesting period of 10 years from September 30, 2001. Mr. Mancuso and Mr. Corsi’s benefit is not subject to a vesting requirement. Amounts payable under the plans are subject to reduction in the event of the executive’s voluntary or involuntary termination of employment prior to attaining the benefit age.

Effective as of January 1, 2007, the Board of Directors of the Bank amended the existing supplemental benefit plans entered into in 2001 with each of Messrs. Mancuso and Corsi, and Ms. Foley, and two other officers (collectively, the “2007 Executive SERPs”). Under the 2007 Executive SERPs, each participant is fully vested in an annual benefit (payable in monthly installments) which is equal to 2% of the executive’s average final pay (computed over three years prior to termination of service) multiplied by the executive’s years of service to a maximum of 40% of final average pay (projected as of December 31, 2006) payable over a period of 15 years commencing at age 65 with the annual benefit payable reduced for termination of service prior to age 65. In addition, in the event of a change of control, the executive is treated as having attained age 65 for purposes of benefit payments.

The following table sets forth information regarding pension benefits accrued by the named executive officers during the last fiscal year.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

David C. Mancuso	1999 Supplemental Executive Retirement Plan	41	$ 558,691	–
	2001 Supplemental Executive Retirement Plan	41	$ 240,617	–
Rachel A. Foley	2001 Supplemental Executive Retirement Plan	7	$ 14,625	–

Reginald S. Corsi	1999 Supplemental Executive Retirement Plan	12	$ 168,013	$ 19,644
	2001 Supplemental Executive Retirement Plan	12	$ 236,364	–
Robert L. Smith	2001 Supplemental Executive Retirement Plan	1	$ 15,522	–

(1)

The figures shown are determined as of the plan’s measurement date during 2006 under FAS 87 for purposes of Lake Shore Bancorp’s audited financial statements. For the mortality, discount rate and other assumptions used for this purpose, please refer to the discussion under the caption “Note 12 – Employee and Director Benefit Plans” in the footnotes to the audited financial statements, included in the 2006 Annual Report on Form 10-K.

Termination and Change in Control Benefits.  We provide additional benefits, not included in the previous tables, to the named executive officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. The following table provides an estimate of the value of such benefits, assuming termination of employment or a change in control occurred on December 31, 2006.

	David C. Mancuso	Rachel A. Foley	Reginald S. Corsi

Disability
Salary Continuation(1)	$53,387	$–	$–
Stock Option Vesting(2)	$67,025	$18,097	$18,097
Restricted Stock Vesting(3)	$373,660	$74,732	$149,464

Death
Stock Option Vesting(2)	$67,025	$18,097	$18,097
Restricted Stock Vesting(3)	$373,660	$74,732	$149,464

Discharge Without Cause or Resignation With Good Reason – No Change in Control
Lump Sum Cash Payment(4)	$472,741	$–	$–
Health and Life Insurance(5)	$12,422	$–	$–

Discharge Without Cause or Resignation With Good Reason – Change in Control Related
Stock Option Vesting(2)	$67,025	$18,097	$18,097
Restricted Stock Vesting(3)	$373,660	$74,732	$149,464
Lump Sum Cash Payment(4)	$589,983	$66,285	$123,289
Health and Life Insurance(5)	$16,563	$2,697	$2,834

Change in Control – No Termination of Employment
Stock Option Vesting(3)	$67,025	$18,097	$18,097
Restricted Stock Vesting(4)	$373,660	$74,732	$149,464

(1)

The employment agreements in effect for Mr. Mancuso provide for salary continuation payments following termination due to disability for the remaining contract term or until group long-term disability benefits begin. The figures shown assume payment of full salary for 90 days, equal to the waiting period for benefits under our group long-term disability program, without discount for present value.

(2)

All stock options granted under our 2006 Stock Option Plan provide for full vesting upon death, disability, or change in control. The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and $12.56, which is the closing sales price for a share of our common stock on December 29, 2006.

(3)

All restricted stock granted under our 2006 Recognition and Retention Plan provide for full vesting upon death, disability or change in control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on a per share value of $12.56, which is the closing sales price for a share of our common stock on December 29, 2006.

(4)

The employment agreements in effect for Mr. Mancuso provide for a lump sum cash payment equal to the salary payments and estimated cash incentives (based on the payments made in the prior calendar year) with no discount for early payment. The change of control agreements provide for similar benefits for one year.

(5)

The employment agreements in effect for Mr. Mancuso provide for continued health and life insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The figure shown represents the value of continued insurance benefits for a fixed period of three years and assumes no offset for benefits provided by a subsequent employer. The change of control agreements provide for similar benefits for one year.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed Beard Miller Company LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Representatives of Beard Miller Company LLP are not expected to attend the annual meeting, but have been given the opportunity to make a statement if they so desire and will be available should any matter arise requiring their presence.

Change in Principal Accountants

On January 28, 2004, our Board of Directors retained Fagliarone Group CPAs, PC as our independent auditors for the fiscal year ended December 31, 2004. Fagliarone Group CPAs, PC elected not to register with the Public Company Accounting Oversight Board. Therefore in order to file a registration statement for an offering of our common stock pursuant to the Securities Act of 1933, as amended, and to register our common stock with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, our Board of Directors dismissed Fagliarone Group CPAs, PC and retained Beard Miller Company LLP as our independent registered public company accounting firm on August 24, 2005.

There were no disagreements with the former independent auditors during the year ended December 31, 2004 or during the subsequent interim period preceding their dismissal on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the former accountant’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Nor did Fagliarone Group CPAs, PC’s audit report on our financial statements for 2004 contain an adverse opinion or a disclaimer of an opinion, or any qualification or modifications as to uncertainty, audit scope, or accounting principles.

Fagliarone Group CPAs, PC furnished a letter addressed to the Securities and Exchange Commission agreeing with the statements above. The letter was filed as Exhibit 16.2 to our registration statement on Form S-1, which was filed with the Securities and Exchange Commission on November 4, 2005.

Fees Incurred

The following table presents fees for professional audit services rendered by Beard Miller Company LLP, our independent registered public accounting firm, for the audit of our annual financial statements for the years ended December 31, 2006, and December 31, 2005, and fees billed for other services rendered by Beard Miller Company LLP during those periods.

	2006	2005
Audit fees(1)	$71,366	$52,911
Audit-related fees(2)	68,698	131,380
Tax fees	–	–
All other fees(3)	8,157	–

Total	$ 148,221	$ 184,291

(1)	Includes professional services rendered for the audit of Lake Shore Bancorp’s annual financial statements and review of financial statements contained in Forms 10-Q, including out-of-pocket expenses.
(2)	Audit-related fees consisted of professional services associated with Lake Shore Bancorp’s registration statement and other filings with the Securities and Exchange Commission.
(3)	All other fees represented discussions with management regarding Sarbanes-Oxley and discussions on various accounting and Securities and Exchange Commission issues.

Audit Committee Pre-Approval Policy

Consistent with Securities and Exchange Commission and Public Company Accounting Oversight Board requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Pre-approval of Services.  The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm, subject to the de minimis exception for non-audit services described below which, if not pre-approved, are approved by the Audit Committee prior to completion of the audit.

Exception.  The pre-approval requirement set forth above, shall not be applicable with respect to non-audit services if:

•

the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by us to our independent registered public accounting firm during the fiscal year in which the services are provided;

•	such services were not recognized by us at the time of the engagement to be non-audit services; and

•

such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the committee.

During the year ended December 31, 2006, the Audit Committee pre-approved 100% of the services performed by our independent registered public accounting firm.

Delegation. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee reviews Lake Shore Bancorp’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of Lake Shore Bancorp’s results of operations and financial condition. The Audit Committee has discussed significant accounting policies applied by Lake Shore Bancorp in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that Lake Shore Bancorp’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the Audit Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from Lake Shore Bancorp and its management. As part of that review, the Audit Committee received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and by all relevant professional and regulatory standards relating to Beard Miller Company LLP’s independence from Lake Shore Bancorp. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to Lake Shore Bancorp is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from Lake Shore Bancorp and its management.

The Audit Committee discussed with Lake Shore Bancorp’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of Lake Shore Bancorp’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Lake Shore Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee has selected, and the Board of Directors has ratified, the selection of Lake Shore Bancorp’s independent registered public accounting firm.

Lake Shore Bancorp, Inc. Audit Committee

Nancy L. Yocum, Chairperson
Michael E. Brunecz
Thomas E. Reed

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND

TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the Securities and Exchange Commission their initial ownership of our common stock and any subsequent changes in that ownership. We are required to disclose in this proxy statement any late filings or failures to file.

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2006, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2006 were met.

Transactions with Related Persons

Lake Shore Savings has outstanding loans to its, our and Lake Shore, MHC’s directors and executive officers. These loans: (1) were made in the ordinary course of business; (2) were made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons; and (3) did not involve more than the normal risk of collectability or present other unfavorable features.

It is the written policy of our Board of Directors that a majority of the disinterested members of the entire Board of Directors must approve in advance any extension of credit to any executive officer, director, or principle shareholder and their related interests if the aggregate of all extensions of credit to that insider and his or her related interests exceeds the greater of $25,000 or 5% of Lake Shore Savings’ unimpaired capital and surplus, whichever is greater. The interested party may not participate either directly or indirectly in the voting on such an extension of credit. Prior approval is required, however, for any and all extensions of credit to any insider if the aggregate of all other extensions to that person and their related interests exceeds $500,000, regardless of its percentage of capital.

In addition, pursuant to our Code of Conduct and Ethics, if an officer or director has an interest in a matter or transaction before the Board of Directors, such individual must disclose to the Board of Directors all material nonprivileged information relevant to the Board of Directors’ decision on the matter or transaction, including: (1) the existence, nature and extent of their interest; and (2) the facts known to the individual as to the matter or transaction under consideration. The individual must also refrain from participating in the discussion of the matter or transaction and may not vote on the matter or transaction. In addition to approval by the Board of Directors, such transactions and matters must also be approved by the Nominating and Corporate Governance Committee.

PROPOSAL 2

AMENDMENT OF THE

LAKE SHORE BANCORP, INC. 2006 STOCK OPTION PLAN

TO ADD ARTICLE IX

General

Article IX of the Stock Option Plan, by its terms will become effective only if approved by our shareholders again at a meeting duly called and held after April 3, 2007 (the one-year anniversary of our conversion, reorganization and initial public offering). Article IX does not increase the number of shares reserved for issuance under the Stock Option Plan, decrease the price per share at which options were granted under the Stock Option Plan or alter the classes of individuals eligible to participate in the Stock Option Plan. In the event that Article IX is not approved by shareholders at the annual meeting, Article IX will not take effect, but the Stock Option Plan will remain in effect.

Description of Article IX of the Stock Option Plan

This section describes the material provisions of Article IX of the Stock Option Plan and is qualified in its entirety by reference to the full text of Article IX, which is included at the end of this proxy statement as Appendix A.

Accelerated Vesting Upon Retirement.  Currently, the Stock Option Plan provides for accelerated vesting of stock options only upon death or disability of the option holder or upon a change of control of Lake Shore Bancorp or Lake Shore Savings. Pursuant to Article IX, all options that are outstanding as of the date of an option holder’s retirement would, to the extent not already exercisable, automatically become fully vested and exercisable.

Discretion to Establish Vesting Schedules.  Currently, the Stock Option Plan requires that options granted become exercisable no more rapidly than 20% per year beginning on the first anniversary of the grant date. Pursuant to Article IX, that requirement would apply only if no different vesting schedule is established by the committee that administers the Stock Option Plan and specified in the agreement evidencing the outstanding option. Article IX allows the committee that administers the Stock Option Plan to provide for a different vesting schedule in its discretion.

Elimination of Certain Plan Limits.  Currently, the Stock Option Plan provides that options to purchase an aggregate maximum of 89,268 shares of our common stock may be granted to non-employee directors, and options to purchase a maximum of 14,878 shares of our common stock may be granted to any one non-employee director. These limits are subject to adjustment in the event of any merger, consolidation, or other business reorganization in which Lake Shore Bancorp is the surviving entity, and in the event of any stock split, stock dividend or other event generally affecting the number of shares of common stock held by record holders. Article IX would do away with these limits.

Federal Income Tax Consequences

The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Lake Shore Bancorp and recipients of stock option grants under the Stock Option Plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The Stock Option Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

Federal Tax Consequences for Option Recipients.    Incentive stock options will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not result in income that may increase taxable income, but will create an item of adjustment that may affect liability for alternative minimum tax. When the shares acquired on exercise of an incentive stock option are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

Incentive stock options that are exercised more than one year after termination of employment due to death or disability or three months after termination of employment for other reasons are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes at ordinary income tax rates must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When an option holder sells shares acquired by exercising non-qualified stock option, he or she must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income at option exercise. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option. A cash payment under the Stock Option Plan’s change of control provisions is taxed as if it were the exercise of a non-qualified stock option followed immediately by a resale of the stock acquired by exercising the option.

Federal Tax Consequences for Lake Shore Bancorp.    When a non-qualified stock option is exercised, Lake Shore Bancorp may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised. A cash payment under the Stock Option Plan’s change of control provisions is deductible as if it were the exercise of a non-qualified stock option. The Internal Revenue Code places an annual limit of $1 million each on the tax deduction which we may claim in any fiscal year for the compensation of our Chief Executive Officer and for the compensation of our four next most highly compensated executive officers whose salary and bonus for the fiscal year in question equals or exceeds $100,000. There is an exception to this limit for so-called “qualified performance-based compensation.” We have designed this plan with the intention that the stock options that we grant will constitute qualified performance-based compensation. As a result, we do not believe that this limit will impair our ability to claim federal income tax deductions that are otherwise available when an option holder exercises a non-qualified stock option. No executive of Lake Shore Bancorp currently receives compensation that would be rendered nondeductible by this limitation.

The preceding statements summarize the general principles of current federal income tax law applicable to options that may be granted under the plan. State and local tax consequences may also be significant.

The Board of Directors unanimously recommends a vote FOR the amendment of the Lake Shore Bancorp, Inc. 2006 Stock Option Plan to Add Article IX.

PROPOSAL 3

AMENDMENT OF THE

LAKE SHORE BANCORP, INC.

2006 RECOGNITION AND RETENTION PLAN

TO ADD ARTICLE X

General

Article X of the Recognition and Retention Plan, by its terms will become effective only if approved by our shareholders again at a meeting duly called and held after April 3, 2007 (the one-year anniversary of our conversion, reorganization and initial public offering). Article X does not increase the number of shares reserved for issuance under the Recognition and Retention Plan, decrease the price per share at which awards were granted under the Recognition and Retention Plan or alter the classes of individuals eligible to participate in the Recognition and Retention Plan. In the event that Article X is not approved by shareholders at the annual meeting, Article X will not take effect, but the Recognition and Retention Plan will remain in effect.

Description of Article X of the Recognition and Retention Plan

This section describes the material provisions of Article X of the Recognition and Retention Plan and is qualified in its entirety by reference to the full text of Article X, which is included at the end of this proxy statement as Appendix B.

Accelerated Vesting Upon Retirement.  Currently, the Recognition and Retention Plan provides for accelerated vesting of awards only upon death or disability of the award holder or upon a change of control of Lake Shore Bancorp or Lake Shore Savings. Pursuant to Article IX, all awards that are outstanding as of the date of an award holder’s retirement would, to the extent not already exercisable, automatically become fully vested and exercisable.

Discretion to Establish Vesting Schedules.  Currently, the Recognition and Retention Plan requires that awards granted become exercisable no more rapidly than 20% per year beginning on the first anniversary of the grant date. Pursuant to Article X, that requirement would apply only if no different vesting schedule is established by the committee that administers the Recognition and Retention Plan and specified in the agreement evidencing the outstanding award. Article X allows the committee that administers the Recognition and Retention Plan to provide for a different vesting schedule in its discretion.

Elimination of Certain Plan Limits.  Currently, the Recognition and Retention Plan provides that an aggregate maximum of 35,707 shares of our common stock may be granted as awards to non-employee directors, and an aggregate maximum of 5,951 shares of our common stock may be granted as awards to any one non-employee director. These limits are subject to adjustment in the event of any merger, consolidation, or other business reorganization in which Lake Shore Bancorp is the surviving entity, and in the event of any stock split, stock dividend or other event generally affecting the number of shares of common stock held by record holders. Article X would do away with these limits.

Federal Income Tax Consequences

The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting Lake Shore Bancorp and recipients of awards that may be granted under the Recognition and Retention Plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The Recognition and Retention Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

The stock awards under the plan do not result in federal income tax consequences to either Lake Shore Bancorp or the award recipient. As a general rule, once the award is vested and the shares subject to the award are distributed, the award recipient will generally be required to include in ordinary income, for the taxable year in which the vesting date occurs, an amount equal to the fair market value of the shares on the vesting date. Lake Shore Bancorp will generally be allowed to claim a deduction, for compensation expense, in a like amount. If dividends are paid on unvested shares held under the Recognition and Retention Plan, such dividend amounts will also be included in the ordinary income of the recipient. Lake Shore Bancorp will be allowed to claim a deduction for compensation expense for this amount as well.

Section 162(m) of the Internal Revenue Code limits Lake Shore Bancorp’s deductions for compensation in excess of $1 million per year for the chief executive officer and the four other most highly paid executives named in its proxy statement. Compensation amounts resulting from restricted stock awards will be subject to this deduction limitation if this amount of the restricted stock awards plus other compensation of the executive that is subject to the limit exceeds $1 million. No executive of Lake Shore Bancorp currently receives compensation subject to this limitation.

The preceding statements are intended to summarize the general principles of current federal income tax law applicable to awards that may be granted under the plan. State and local tax consequences may also be significant.

The Board of Directors unanimously recommends a vote FOR the amendment of the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan to Add Article X.

ADDITIONAL INFORMATION

Shareholder Proposals for 2008 Annual Meeting

If you wish to submit proposals to be included in our proxy statement for the 2008 Annual Meeting of Shareholders, we must receive them on or before December 20, 2007, pursuant to proxy soliciting regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

In addition, under our bylaws, any new business to be taken up at the annual meeting must be stated in writing and filed with the secretary of Lake Shore Bancorp at least 30 days before the date of the annual meeting, provided, however, that in the event less than 40 days notice of the annual meeting is given, a written proposal may be accepted from a shareholder not later than the close of business on the tenth day following notice of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting so long as the business relates to a proper matter for shareholder action. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least 30 days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting of the shareholders taking place 30 days or more thereafter. A shareholder’s notice to the secretary shall set forth as to each such matter the shareholder proposes to bring before the annual meeting (1) a brief description of the proposal desired to be brought; and (2) the name and address of such shareholder and the number of shares of common stock of Lake Shore Bancorp that such shareholder owns of record. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

By Order of the Board of Directors,

Beverley J. Mulkin
Secretary

Dunkirk, New York

April 18, 2007

To assure that your shares are represented at the annual meeting, please complete, sign,

date and promptly return the accompanying proxy card in the postage-paid envelope provided.

APPENDIX A

ARTICLE IX OF THE LAKE SHORE BANCORP, INC. 2006 STOCK OPTION PLAN

ARTICLE IX

ADDITIONAL PROVISIONS SUBJECT TO FURTHER SHAREHOLDER APPROVAL

Section 9.1  Accelerated Vesting Upon Retirement.

Notwithstanding anything in the Plan to the contrary, but subject to section 9.2, in the event of an Option holder’s Retirement, all Options granted to the Option holder under the Plan on the date of the Option holder’s Retirement shall, to the extent not already exercisable, become exercisable on the date of the Option holder’s Retirement.

Section 9.2  Discretion to Establish Vesting Schedules and Certain Plan Limits.

Notwithstanding anything in this Plan to the contrary, but subject to section 9.3 hereof, section 5.5(b) shall apply in determining the exercisability of Options granted to Eligible Employees and Eligible Directors only if no different vesting schedule is established by the Committee and specified in the agreement evidencing the outstanding Option which the Committee may do in its discretion. In addition, the limits imposed by section 3.1(b) shall no longer apply.

Section 9.3  No Effect Prior to Shareholder Approval.

Notwithstanding anything contained in this Article IX to the contrary, the provisions of this Article IX shall not be applied, and shall be of no force or effect, unless and until the shareholders of the Company shall have approved such provisions by affirmative vote of the holders of a majority of the Shares represented in person or by proxy (other than those Shares held by Lake Shore, MHC) and entitled to vote at a meeting of shareholders duly called and held on or after April 4, 2007.

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APPENDIX B

ARTICLE X OF THE LAKE SHORE BANCORP, INC.

2006 RECOGNITION AND RETENTION PLAN

ARTICLE X

ADDITIONAL PROVISIONS SUBJECT TO FURTHER SHAREHOLDER APPROVAL

Section 10.1  Accelerated Vesting Upon Retirement.

Notwithstanding anything in the Plan to the contrary, but subject to section 10.2, unless otherwise determined by the Committee and specified in the Award Notice relating to an Award in the event of an Award recipient’s Retirement, all Awards granted to the Award recipient under the Plan on the date of the Award recipient’s Retirement shall, to the extent not already vested, become vested on the date of the Award recipient’s Retirement.

Section 10.2  Discretion to Establish Vesting Schedules and Certain Plan Limits.

Notwithstanding anything in this Plan to the contrary, but subject to section 10.3 hereof, sections 6.8(b) and 7.1 shall apply in determining the vesting schedule of Awards only if no different vesting schedule is established by the Committee and specified in the Award Notice which the Committee may do in its discretion. In addition, the limits imposed by section 3.1(b) shall no longer apply.

Section 10.3  No Effect Prior to Stockholder Approval.

Notwithstanding anything contained in this Article X to the contrary, the provisions of this Article X shall not be applied, and shall be of no force or effect, unless and until the shareholders of the Company shall have approved such provisions by affirmative vote of the holders of a majority of the Shares represented in person or by proxy (other than those Shares held by Lake Shore, MHC) and entitled to vote at a meeting of shareholders duly called and held on or after April 4, 2007.

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Lake Shore Bancorp, Inc.	REVOCABLE PROXY

This Proxy is solicited on behalf of the Board of Directors of Lake Shore Bancorp, Inc.

for the Annual Meeting of Shareholders to be held on May 23, 2007.

The undersigned shareholder of Lake Shore Bancorp, Inc. hereby appoints Michael E. Brunecz and Daniel P. Reininga, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Lake Shore Bancorp, Inc. held of record by the undersigned on March 28, 2007, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:30 a.m., Eastern Time, on May 23, 2007, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated April 18, 2007 and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposals listed in Items 2 and 3.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors unanimously recommends a vote FOR the nominees named in Item 1 and a vote FOR the proposals in Items 2 and 3.	I Will Attend Annual Meeting. ☐ Please Mark Your Choice Like This in Blue or Black Ink. ☒
1.

Election of three candidates to serve as director for a one-year term, three candidates to serve as director for a two-year term and two candidates to serve as directors for a three-year term. Nominees: James P. Foley, DDS, Thomas E. Reed and Daniel P. Reininga (one year); David C. Mancuso, Gary W. Winger and Nancy L. Yocum (two years); Sharon E. Brautigam and Michael E. Brunecz (three years).

For	Withhold
☐	☐

Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee(s), write that nominee’s name(s) in the space provided:

2.	Amend the Lake Shore Bancorp, Inc. 2006 Stock Option Plan by implementing Article IX, which would allow for the accelerated vesting of options upon retirement, provide for discretion to establish vesting schedules and eliminate certain plan limits.

For	Against	Abstain
☐	☐	☐

3.	Amend the Lake Shore Bancorp, Inc. 2006 Recognition and Retention Plan by implementing Article X, which would allow for the accelerated vesting of awards upon retirement, provide for discretion to establish vesting schedules and eliminate certain plan limits.

For	Against	Abstain
☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting dated April 18, 2007.

Signature(s)

Dated: , 2007

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.